ELECTRONIC ARTS

1450 FASHION ISLAND BLVD.
SAN MATEO, CA 94404
TEL 415 571 7171


[LOGO]


September 9, 1998


Rusty Rueff
181-12 Turn of River Road
Stamford, CT 06905


Dear Rusty:

I am pleased to offer you a regular full-time position as Senior Vice President Human Resources reporting to me. Your annual base salary will be $240,000 with a 50% target bonus. The bonus will be guaranteed at 100% of target in the fiscal year ending March 31, 1999, and 75% of target in the fiscal year ending March 31, 2000.

I will recommend to the Board of Directors that you be granted a Non-qualified Option to purchase 70,000 shares of Electronic Arts common stock in accordance with our Stock Option Plan. This grant will vest at a rate of 2% per month over a 50 month period commencing with your hire date. Your unvested equity position will be reviewed on an annual basis in conjunction with the EA executive stock option program.

Electronic Arts will provide you with a $2,500 per month (net of taxes) housing allowance for a three-year period. We agree to pay the difference between your acquisition cost and the sale price on your property at 181-12 Turn of River Road if the selling price is less than the initial purchase price of $612,500. In addition, Electonic Arts will be responsible for all normal and reasonable relocation costs associated with moving to Northern California.

Your employment with Electronic Arts is for an indefinite term. In other words, the employment relationship is "at will" and you have the right to terminate that employment relationship at any time. Also, although I hope that you will remain with us and be successful here, Electronic Arts must, and does retain the right to terminate the employment relationship at any time. Should you be terminated without cause prior to March 31, 2000, you will receive one year's salary plus bonus as severence.

This offer assumes that you have the legal right to work in the United States and can submit appropriate proof. If you accept the offer, please so indicate by signing this letter where indicated and returning it to my attention.

Electronic Arts' mission is to make fun software for consumers and to help interactive entertainment become a part of everyday life. To play a leading role in this new industry, EA needs a dedicated team of pioneers with vision, a passion for quality, a willingness to innovate and a desire to achieve great things while vigilantly maintaining our integrity. I would be delighted to have you join us.

Sincerely,

/s/ Larry Probst

Larry Probst
Chaiman & CEO
Electronic Arts


Accepted:  /s/ Rusty Rueff
           --------------------

Date:    9/18/98
      -------------------------


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September 17, 1998


Rusty Rueff
181-12 Turn of River Road
Stamford, CT 06905


Dear Rusty:

This will confirm our discussion on Tuesday, September 15. EA will provide you with a one-time $50,000 (gross) signing bonus to help offset the expected loss on improvements made to your current residence, and the temporary loss of income you will experience in conjunction with Patti's resignation from Pepsi.

We also agree to extend vesting on your stock option grant for a period of six months if you are terminated without cause prior to March 31, 2000.

EA agrees to provide a relocation program similar to the Frito-Lay plan with the exception that we will not be responsible for any loan points nor will we provide one month's salary in conjunction with your move to Northern California.

I am thrilled that you have decided to join Electronic Arts, and very much look forward to working with you. Would you please acknowledge acceptance of the offer by signing in the space below and returning to my attention at your earliest convenience. Thank you.


Sincerely,

/s/ Larry Probst
Larry Probst
Chairman & CEO


Accepted: ___________________________________________

Date: _______________________________________________